Exhibit 99.4

SCHEDULE B

Transactions in Common Shares by the Reporting Person

The table below specifies the date, amount, weighted average price and price range of the Common Shares purchased by (or on behalf of) the Reporting Person during the 60-day period prior to this filing, all of which were purchased in the open market. The Common Shares were purchased in multiple transactions at prices within the ranges indicated in the Price Range column. The Reporting Person undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Common Shares purchased at each separate price.

Trade Date	Shares Purchased	Weighted Average Price per Share (US$)	Price Range (US$)
9/29/2025	200,000	$6.67	$6.54 – $6.83
9/30/2025	200,000	$6.35	$6.28 – $6.49
10/1/2025	120,000	$6.38	$6.30 – $6.46
10/2/2025	215,000	$6.41	$6.38 – $6.73
10/3/2025	129,000	$6.51	$6.48 – $6.53
10/6/2025	130,543	$6.51	$6.48 – $6.60
10/7/2025	300,000	$6.35	$6.31 – $6.47
10/8/2025	50,000	$6.39	$6.31 – $6.47
10/9/2025	75,000	$6.51	$6.46 – $6.56
10/10/2025	716,778	$6.32	$6.22 – $6.43
10/14/2025	170,821	$6.29	$6.22 – $6.31
10/15/2025	92,858	$6.29	$6.23 – $6.34
10/16/2025	50,000	$6.20	$6.16 – $6.24
10/20/2025	50,000	$6.01	$6.00 – $6.03
10/21/2025	50,000	$5.84	$5.76 – $5.95
10/22/2025	990,000	$6.44	$6.03 – $6.70
10/23/2025	1,055,062	$7.00	$6.83 – $7.11
10/24/2025	825,938	$7.02	$6.80 – $7.10
10/27/2025	352,018	$7.05	$6.89 – $7.13
10/28/2025	311,968	$7.04	$6.93 – $7.10